Exhibit 10.1

UNITED TECHNOLOGIES CORPORATION

2005 LONG-TERM INCENTIVE PLAN

Amended and restated as of April 13, 2011

SECTION 1. Purpose

The purpose of the Plan is to align shareowner and management interests through stock and performance-based awards linked to shareowner value and to give UTC a competitive advantage in attracting and retaining key employees and directors.

SECTION 2. Definitions

Certain terms used herein have definitions provided when they are first used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

a.	“Affiliate” means a corporation or other entity in which the Corporation has an equity or other financial interest, a joint venturer or partner of the Corporation, or an organization that is involved in a strategic, technological or marketing collaboration with the Corporation.

b.	“Award” means an Option, Stock Appreciation Right, Performance Share Unit, Restricted Stock, Restricted Stock Unit, dividend equivalent or other stock-based award granted pursuant to the terms of this Plan.

c.	“Award Agreement” means the written documents setting forth the specific terms and conditions of an Award.

d.	“Board” means the Board of Directors of the Corporation.

e.	“Cause” means: (i) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach of the Participant’s intellectual property agreement or other written agreement with the Corporation; or (iv) willful misconduct injurious to the Corporation or any of its Subsidiaries or Affiliates as shall be determined by the Committee.

f.	“Change-in-Control” has the meaning set forth in Section 10(e).

g.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

h.	“Commission” means the Securities and Exchange Commission or any successor agency.

i.	“Committee” means the Board’s Committee on Compensation and Executive Development.

j.	“Common Stock” means common stock, par value $1 per share, of the Corporation.

k.	“Corporation” means United Technologies Corporation, a Delaware corporation.

l.	“Disability” means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code, with respect to an Award subject to Section 409A of the Code.

m.	“Disaffiliation” means the sale, spin-off, public offering or other transaction that affects the divestiture of the Corporation’s ownership of a Subsidiary, Affiliate or division of the Corporation.

n.	“Early Retirement” means early retirement as defined in the applicable provisions of the Participant’s pension plan or in the Award Agreement.

o.	“Eligible Individuals” means directors, officers, and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective directors, officers and employees who have accepted offers of employment or affiliation with the Corporation or its Subsidiaries or Affiliates.

p.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

q.	“Exchange” means the New York Stock Exchange.

r.	“Fair Market Value”, in reference to grant, means the closing price for Common Stock on the Exchange on the Grant Date. In reference to the exercise, vesting, settlement or payout of an Award, Fair Market Value may mean the average of the high and low per share trading prices, or the closing price, or the real time trading price, for Common Stock on the Exchange during regular session trading, as specified in the Award Agreement. If there is no reported price on the relevant date, Fair Market Value will be determined for the next following day for which there is a reported price for Common Stock.

s.	“Grant Date” means the effective date of an Award as specified in the Award Agreement.

t.	“Normal Retirement” means retirement from active employment with the Corporation, a Subsidiary or an Affiliate at or after age 65.

u.	“Participant” means an Eligible Individual to whom an Award is or has been granted.

v.	“Performance Target” means one or more performance targets established by the Committee in connection with the grant of Performance Share Units or other stock-based awards. In the case of Qualified Performance-Based Awards, such targets shall be based on the attainment of specified levels of one or more of the following measures: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; and (iv) revenue growth.

w.	“Plan” means this United Technologies Corporation 2005 Long-Term Incentive Plan, as set forth herein and as hereafter amended from time to time.

x.	“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

y.	“Retirement” means Normal or Early Retirement as defined in the applicable provisions of the Participant’s pension plan or in the Award Agreement.

z.	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

aa.

“Separation from Service,” with respect to Awards that are subject to Section 409A of the Code, means a Participant’s Termination of Employment with the Corporation and any of its Subsidiaries or Affiliates, other than by reason of death or Disability that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the Corporation, its Subsidiary or Affiliate, reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Corporation and any of its Subsidiaries or Affiliates for less than 36 months).

bb.	“Share” means a share of Common Stock.

cc.

“Specified Employee” means each of the 50 highest-paid executives of the Corporation and its Subsidiaries, determined annually as of March 31st, based on annual salary and incentive compensation paid in the prior year. The term includes both U.S. and non-U.S. employees.

dd.	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

ee.	“Term” means the maximum period of an Award which shall not exceed ten years for Options and Stock Appreciation Rights.

ff.	“Termination of Employment” means the termination of a Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Corporation and its Affiliates terminates but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant shall be deemed to incur a Termination of Employment in the event of the Disaffiliation of such Participant’s Subsidiary, Affiliate, or division unless the Committee specifies otherwise. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Subsidiaries and Affiliates do not constitute a Termination of Employment. If an Award is subject to Section 409A of the Code, however, Termination of Employment for purposes of that Award shall mean the Participant’s Separation from Service.

SECTION 3. Administration

a.	Committee. The Plan shall be administered by the Committee, which shall be composed exclusively of independent non-employee directors appointed by the Board. The Committee shall have full authority to administer the Plan, including the authority to select Eligible Individuals to whom Awards are granted, to determine the number of Shares covered by each Award, the terms and conditions of each Award as set forth in the Award Agreement and to interpret the terms and provisions of the Plan and Award Agreements, provided, however, that the Board Committee on Nominations and Governance shall be responsible for approving Awards to non-employee directors. The Committee shall have the authority to modify, amend or adjust the terms and conditions of any Award to comply with tax and securities laws, including laws of countries outside of the United States, and to comply with changes of law and accounting standards. The Committee may temporarily suspend Awards pursuant to any blackout period that it deems necessary or advisable in its sole discretion.

b.	Procedures. The Committee may act by a majority of its members then in office. It also may allocate responsibilities and powers among its members and may delegate its responsibilities and powers to any person or persons selected by it, to the extent permitted by applicable law and the listing standards of the Exchange. The Committee may delegate authority to grant, interpret and administer Awards under the Plan to officers of the Corporation, provided however, that no such authority shall be delegated with respect to awards granted to any officer of the Corporation who is a reporting person under Section 16 of the Exchange Act. The full Board may exercise any of the Committee’s authority, except with respect to the grant of any Qualified Performance-Based Award or the administration of such Award as provided in Section 11.

c.	Discretion of Committee. Any determination made by the Committee or by a person pursuant to delegated authority (a “Delegate”) with respect to any Award shall be made in the sole discretion of the Committee or such Delegate unless in contravention of any express term of the Plan. All decisions made by the Committee or a Delegate shall be final and binding on all persons, including the Corporation, Participants, and Eligible Individuals provided, however, that in the event of a Change-in-Control, all such decisions shall be subject to de novo review.

d.	Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Agreement, which shall be delivered to the Participant receiving such Award as promptly as is reasonably practicable following the grant of such Award. The Award’s effectiveness will not be dependent on any signature unless specifically so provided in the Award Agreement. Awards subject to a time-based vesting period of less than three years are limited to special purpose awards such as make-up awards designed for recruitment purposes and may in no event exceed 5% of awards granted. Notwithstanding the foregoing, all annual awards granted pursuant to the Corporation’s regular cycle of long-term incentive awards shall in all cases impose a minimum three year vesting requirement. However, vesting may accelerate in the event of a Change-in-Control and certain other events as set forth in Section 10 herein, and in the event of death, Disability, Early Retirement or Retirement, as will be specified in the Award Agreement.

SECTION 4. Common Stock Subject to Plan

a.	Plan Maximums. As of the Plan’s original effective date, 38,000,000 Shares were authorized by shareowners for issuance in connection with Plan Awards. Effective April 9, 2008, shareowners approved an additional 33,000,000 Shares to be issued under the Plan. Subject to shareowner approval, effective April 13, 2011, 48,000,000 additional Shares will be authorized to be issued under this Plan. No more than 3,000,000 Shares may be subject to Incentive Stock Option Awards. All equity-based awards by the Corporation shall be made pursuant to this Plan exclusively, utilizing Shares of Common Stock authorized herein.

b.	Individual Limits. No Participant may be granted Awards covering in excess of 1,000,000 Stock Appreciation Rights or Options, or in excess of 500,000 Shares of Restricted Stock, Performance Share Units, Restricted Stock Units, or other Full Share Awards, during any calendar year.

c.	Rules for Calculating Shares Delivered. The following rules shall apply to the determination of the number of Shares available for delivery pursuant to the authorization in Section 4(a):

(i)	Stock awards with value denominated in full Shares (a “Full Share Award”) will result in a reduction of 4.03 Shares in the number of Shares available for delivery. Options and Stock Appreciation Rights do not constitute Full Share Awards and will accordingly result in a one Share reduction for each Option or Stock Appreciation Right awarded.

(ii)	To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards will not be counted as Shares delivered under the Plan.

(iii)	Shares tendered or withheld to pay the exercise price of a Stock Option or SAR to pay tax withholding associated with the granting or vesting of any Award will not be added back to the Shares available for delivery under the Plan.

(iv)	Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as Shares delivered to the same extent as if the Award were settled in Shares.

SECTION 5. Options and Stock Appreciation Rights

a.	Options. An “Option” entitles the holder to acquire Shares at an exercise price equal to or greater than the Fair Market Value of Common Stock on the Grant Date, subject to the terms and conditions set forth in the Award Agreement. Options will be non-qualified Options unless the Award Agreement specifies that the Option is an Incentive Stock Option intended to comply with Section 422 of the Code.

b.	Stock Appreciation Rights. A “Stock Appreciation Right” entitles the holder to acquire shares of Common Stock or to receive a cash payment in each case equal in value to the difference between Fair Market Value on the Grant Date and Fair Market Value on the date of exercise, subject to the terms and conditions set forth in the Award Agreement. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive cash or Shares equal in value to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The Award Agreement shall specify at the time of grant whether such payment is to be made in cash, Common Stock or both.

c.	Limitations. The exercise price per Share of an Option or a Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 10, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s shareowners.

d.	Term. The Term of each Option and Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

e.	Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

f.	Method of Exercise. Vested Options and Stock Appreciation Rights may be exercised, in whole or in part, during the applicable Term by giving written notice of exercise to the Corporation, or the vendor authorized by the Corporation, specifying the number of Options or Stock Appreciation Rights to be exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the exercise price. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)	Payments may be made in the form of unrestricted Shares already owned by the Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised);

(ii)	By such other means as the Committee shall authorize, including without limitation, the withholding of Shares otherwise receivable upon settlement of the Award in payment of the exercise price.

g.	Termination of Employment. Options and Stock Appreciation Rights will generally vest after a three-year holding period and achievement of Performance Targets, if applicable. Awards shall be forfeited in the event of a Participant’s Termination of Employment prior to the vesting date, except as set forth below:

(i)	Upon a Participant’s Termination of Employment by reason of death, Options and Stock Appreciation Rights held by the Participant shall immediately vest and all outstanding Options and Stock Appreciation Rights may be exercised at any time until the first anniversary of the date of death;

(ii)	Upon a Participant’s Termination of Employment by reason of Disability, Options and Stock Appreciation Rights held by the Participant that were exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the third anniversary of such Termination of Employment or (B) the expiration of the Term thereof. Non-vested Stock Appreciation Rights and Options will continue to be eligible to vest as scheduled during the period the Participant remains disabled and may be exercised at any time until the earlier of (A) the third anniversary of the vesting date or (B) the expiration of the Term thereof;

(iii)	Upon a Participant’s Termination of Employment by reason of Retirement, Options and Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and vested Stock Appreciation Rights may be exercised until the expiration of their Term with respect to Participants who retire on or after age 55;

(iv)	Upon a Participant’s Termination of Employment for Cause, all Options and Stock Appreciation Rights held by the Participant will be forfeited immediately, whether or not vested;

(v)	If a Participant dies after Termination of Employment, outstanding Options and Stock Appreciation Rights may be exercised until the earlier of (A) the first anniversary of the date of death or (B) the expiration of the Term thereof; and

(vi)	Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any vested Option or Stock Appreciation Right may be exercised until the earlier of (A) the 90th day following such Termination of Employment or (B) expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, as set forth in the applicable Award Agreement.

SECTION 6. Restricted Stock

a.	Nature of Awards and Certificates. Shares of “Restricted Stock” are actual Shares issued to a Participant, evidenced by book-entry registration in the name of the Participant and shall reference the terms, conditions, and restrictions applicable to such Award.

b.	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	The Committee may designate an Award of Restricted Stock as a Qualified Performance-Based Award that will vest only upon the attainment of Performance Targets. The Committee may also condition the grant or vesting of a Restricted Stock Award upon the continued service of the Participant or a combination of continued service and performance vesting criteria;

(ii)	The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock prior to the expiration of the required period of continued service and/or the achievement of applicable Performance Targets. Except as provided in the preceding sentence, the Participant shall have all of the rights of a shareowner of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock Award, including the right to vote the Shares and the right to receive cash dividends at the same time as the dividends are paid to the Corporation’s other shareowners; and

(iii)	Upon a Participant’s Termination of Employment during the restriction period or before the applicable Performance Targets are satisfied, non-vested Shares of Restricted Stock shall be forfeited by such Participant; provided, however, that Restricted Stock will vest in the event of death and may vest or remain eligible to vest in the event of Early Retirement, Retirement or Disability, as set forth in the Award Agreement.

SECTION 7. Performance Share Units

a.	Nature of Award. A “Performance Share Unit” is equal in value to one Share and subject to vesting on the basis of the achievement of specified Performance Targets. Upon vesting, Performance Share Units will be settled by delivery of Shares or cash (as specified in the Award Agreement) to the Participant equal to the number of vested Performance Share Units.

b.	Terms and Conditions. Performance Share Units shall be subject to the following terms and conditions:

(i)	Performance Share Units are Qualified Performance-Based Awards and shall vest solely as a result of the achievement of Performance Targets, except as provided below in clause (iv);

(ii)	A Participant may not assign, transfer, pledge or otherwise encumber Performance Share Units;

(iii)	The Award Agreement shall specify if the Participant shall be entitled to receive current or deferred payments of cash or Common Stock in respect of non-vested Performance Units corresponding to the dividends payable on the Common Stock, in accordance with Section 409A of the Code;

(iv)	Performance Share Unit Awards will generally be subject to a three-year service-based vesting requirement in addition to performance-based vesting criteria. In the event of a Participant’s Termination of Employment before the applicable Performance Targets are satisfied or the expiration of the time-based vesting requirement, all Performance Share Units still subject to restriction shall be forfeited by such Participant; provided, however that Performance Share Units will vest in the event of death, and remain eligible to vest in the event of Early Retirement, Retirement or Disability; and

(v)

Except as provided in the following sentence, all Performance Share Units shall be settled no later than 2 1/2 months after the end of the year in which the Performance Share Units vest. If the Award Agreement provides (when the Award is granted) that a Performance Share Unit may vest in the event of Early Retirement or Retirement, the Performance Share Unit shall be settled 30 days after the end of the performance measurement period designated in the Award Agreement, or on another specific date designated in the Award Agreement; provided, however, that if the Performance Share Unit actually vests upon Retirement and if the Participant is a Specified Employee, the Performance Share Unit shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

SECTION 8. Restricted Stock Units

Nature of Award. A “Restricted Stock Unit” is equal in value to one Share of Common Stock and subject to vesting on the basis of a period of continuous employment with the Corporation or an Affiliate or other criteria as specified in the Award Agreement that constitute a “substantial risk of forfeiture” for purposes of Section 409A of the Code. Upon vesting, Restricted Stock Units will be settled by delivery of Shares to the Participant equal to the number of vested Restricted Stock Units. All Restricted Stock Units shall be settled no later than 2 1/2 months after the end of the year in which the Restricted Stock Units vest.

SECTION 9. Other Stock-Based Awards

Other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 10. Future Events

a.	Adjustments to Common Stock. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, stock dividend, extraordinary dividend or similar event affecting the value of a Share of Common Stock, or the number of shares outstanding (each, a “Share Change”), applicable Share limitations as set forth in Section 4 and outstanding Awards, the number of Shares subject to outstanding Awards, the exercise price of Options and Stock Appreciation Rights and other relevant provisions of the Plan and outstanding Awards shall be adjusted as necessary and appropriate to reflect the Share Change and to preserve the value of Awards.

b.	Changes to the Corporation’s Capital Structure. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or other material event affecting the capital structure of the Corporation (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (ii) the various maximum limitations set forth in Section 4; (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. Adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion to be necessary or appropriate to protect the value of Participants’ interests in their Awards. In the event of a Disaffiliation, the Committee may arrange for the assumption of Awards, or replacement of Awards with new Awards based on other property or other securities.

c.	Change-in-Control. In the event of a Change-in-Control, subject to the following sentence, but notwithstanding any other provision of the Plan to the contrary, the Committee may, in its discretion, take any of the actions listed in this subsection (c). If an Award is subject to Section 409A of the Code, any special provision regarding the timing or form of payment upon a Change-in-Control must be set forth in the Award Agreement when the Award is granted, and must comply with the requirements of Section 409A.

(i)	provide that any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become immediately vested and fully exercisable;

(ii)	immediately lapse restrictions and deferral limitations applicable to any Restricted Stock, Restricted Stock Unit and other Awards and such Restricted Stock shall become free of all restrictions, fully vested and transferable and Restricted Stock Units and other Awards shall be settled as promptly as practicable in the form set forth in the applicable Award Agreement;

(iii)	provide that Performance Targets applicable to Performance Share Units and other Awards shall be deemed to be satisfied and such Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units and other Awards shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; and

(iv)	make such additional adjustments, substitutions and/or settlements of outstanding Awards as it deems appropriate to protect Participants’ interests in their Awards, consistent with the Plan’s purposes, including, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion.

d.	Termination of Employment Following Change-in-Control. To the extent not otherwise vested by the Committee in accordance with the provisions of this Section 10 and notwithstanding any other provision of this Plan to the contrary, during the 24-month period following a Change-in-Control: (i) upon the involuntary termination of a Participant’s employment other than termination for Cause; (ii) upon the voluntary termination of employment by the Participant following a material and adverse change in the Participant’s compensation, responsibilities, functions or reporting relationship; or (iii) in the event a Participant resigns rather than accept a mandatory relocation greater than 50 miles; then, in any such event, all outstanding Awards held by such Participant shall become vested as of the Date of Termination. Any Option or Stock Appreciation Right held by the Participant as of the date of the Change-in-Control that remains outstanding as of the date of Termination of Employment may thereafter be exercised, until the earlier of (i) the third anniversary of the date of termination; or (ii) the expiration of the Term of such Option or Stock Appreciation Right. Restricted Shares shall immediately be free and transferable. Restricted Share Units, Performance Share Units and other Awards shall be vested as of the Termination of Employment and settled as soon as practicable as specified in the Award Agreement; provided, however, that if the Award is subject to Section 409A and the Participant is a Specified Employee, the Award shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

e.	Definition of Change-in-Control. For purposes of the Plan, a “Change-in-Control” shall mean any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the Corporation and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

(ii)	A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Corporation’s shareowners was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries or a sale or other disposition of substantially all of the assets of the Corporation or a material acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries, (each, a “Business Combination”) if:

(A)	the individuals and entities that were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

(B)	a Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

(C)	members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv)	A complete liquidation or dissolution of the Corporation.

If an Award is subject to Section 409A of the Code, the payment or settlement of the Award shall accelerate upon a Change-in-Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Corporation’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the Award’s status under Section 409A (including, but not limited to, accelerated vesting or adjustment of the amount of the Award) may occur upon a Change-in-Control as defined in the Plan without regard to this paragraph, even if the event does not constitute a Change-in-Control under Section 409A.

SECTION 11. Qualified Performance-Based Awards

a.	The provisions of this Plan are intended to ensure that all Options, Stock Appreciation Rights, Performance Share Units and other Qualified Performance-Based Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) Exemption, and all such Awards and this Plan shall be interpreted and operated consistent with that intention.

b.	Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Targets, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however; that the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Targets will be waived: (i) upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption); and (ii) in accordance with Section 10 herein.

c.

The Committee shall certify to the measurement of performance by the Corporation and the business units relative to Performance Targets and the resulting vesting achievement percentage. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of

Performance Targets. The Committee shall make its vesting determination and vested Awards shall be paid or delivered not later than 2 1/2 months following the end of the performance measurement period.

SECTION 12. Term, Amendment and Termination

a.	Effective Date. The Amended and Restated Plan shall be effective as of April 13, 2011 (the “Effective Date”), subject to the approval of the shareowners of the Corporation.

b.	Termination. The Plan will terminate on the earlier of: (i) the date all Shares have been awarded as authorized in Section 4; or (ii) April 30, 2017. Awards outstanding shall not be affected or impaired by the termination of the Plan.

c.	Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Corporation’s shareowners to the extent such approval is required by applicable law or the listing standards of the Exchange. In the event the Exchange’s listing standards are modified for the purpose of reducing or eliminating the requirement for shareowner approval of equity plans and amendments, Plan amendments shall remain subject to shareowner approval in accordance with the listing standards in effect immediately prior to any such amendment.

d.	Amendment of Awards. Subject to Section 10, the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or be made without the Participant’s consent if such amendment materially impairs the rights of any Participant with respect to an Award, except amendments made to cause the Plan or Award to comply with applicable law, stock exchange rules, tax rules or accounting rules. No amendment to any Award shall reduce the exercise price of any Option or Stock Appreciation Right except to the extent necessary to preserve the value of the Award in the event of a stock split or other “Share Change” as defined in Section 10(a) or a “Corporate Transaction” as described in Section 10(b). In no event, including a Corporate Transaction or a Change-in-Control, may any Award be amended or action taken to make a cash payment in exchange for an Option or Stock Appreciation Right that has the effect of providing value greater than the amount determined using the exercise price in effect as of the date of the contemplated action, unless approved by the Corporation’s shareowners.

SECTION 13. General Provisions

a.	Nature of Payments. All Awards made pursuant to this Plan are in consideration of services performed for the Corporation or its Affiliates. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any Affiliate. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

b.	Unfunded Plan. The Plan constitutes an “unfunded” plan for incentive and deferred compensation. Neither the Corporation nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligation created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Corporation.

c.	No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan or granting of an Award shall not confer upon any employee the right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

d.	Required Taxes. No later than the date an amount first becomes includible in gross income or is no longer subject to a substantial risk of forfeiture, with respect to any Award, Participants must pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Corporation under the Plan and any Award Agreement shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

e.	Forfeiture of Interests and Gains upon Certain Events. All Awards, including vested Awards, shall be forfeited, and a Participant shall be obligated to repay gains previously realized from Awards upon any of the following events:

(i)	Termination of Employment for Cause;

(ii)	if within three years following any Termination of Employment the Committee or the Corporation determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a Termination of Employment for Cause;

(iii)	if at any time during the 24-month period immediately following any Termination of Employment, a Participant:

(A)	solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three-month period preceding such solicitation; or

(B)	publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals; or

(iv)	if at any time during the 12-month period following any Termination of Employment, a Participant becomes employed by, consults for or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the Participant, unless the Participant has first obtained the written consent of the Sr. Vice President, Human Resources and Organization. For purposes of applying this provision:

(A)	A Participant shall be deemed to have been employed by each business unit that employed the Participant within the two-year period immediately prior to the date of the Termination of Employment; and

(B)	The status of a business entity or person as a competitor shall be determined by the Sr. Vice President, Human Resources and Organization in his or her sole discretion.

Following any of these events and immediately upon notice from the Corporation, the Participant must repay an amount equal to all income or gain realized in respect of any

Awards on and after (A) in the case of competing employment described in Section 13(e)(iv), twelve months prior to the date on which the Participant entered into competing employment, and (B) in all other cases, twenty-four months prior to the date on which the Participant engaged in conduct that constituted the basis for termination for Cause in Section 13(e)(i) or (ii) above or the conduct prohibited by Section 13(e)(iii) above. The amount of repayment shall include, without limitation: (i) gains from the exercise of Options or Stock Appreciation Rights; (ii) amounts received in connection with the delivery or sale of Shares or cash paid in respect of any Award; and (iii) any dividends, dividend equivalents or other distributions received in respect of any Award. There shall be no forfeiture or repayment under this Section 13(e) following a Change-in-Control.

f.	Certain Deferrals. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a date later than the date a Performance Share Unit would otherwise become vested and payable. In the event of such a deferral, the deferred Units will be credited with dividend equivalents to be re-invested in additional Units. Any deferral procedures established pursuant to this subsection (f), and any amounts deferred pursuant to such procedures, shall include provisions designed to comply with the requirements of Section 409A of the Code.

g.	Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

h.	Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and, where applicable, the laws of the United States. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

i.	Non-Transferability. Awards under the Plan are not transferable except by will or by the laws of descent and distribution. The Committee may provide that certain Options and Stock Appreciation Rights may be transferred to a Participant’s children or family members, whether directly or indirectly by means of a trust, partnership or otherwise. “Family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Options and Stock Appreciation Rights shall be exercisable only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to Section 13(i). No Participant may enter into any agreement for the purpose of selling, transferring or otherwise engaging in any transaction that has the effect of exchanging his or her economic interest in any Plan Award to another person or entity for a cash payment or other consideration unless first approved by a majority of the Corporation’s shareowners.

j.	Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

k.	Section 409A of the Code. All Awards under the Plan are intended either to be exempt from, or to comply with, the requirements of Section 409A of the Code, and the Plan and all Awards

shall be interpreted and operated in a manner consistent with that intention. If any provision of the Plan or any Award contravenes any regulation or guidance promulgated under Section 409A of the Code, the provision may be amended by the Committee, without the consent of the Participant, in any manner the Committee deems reasonable or necessary to comply with Section 409A. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any Award. In no event shall the Corporation, its Subsidiaries or Affiliates, any director, officer, or employee of the Corporation, its Subsidiaries or Affiliates (other than the Participant), or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or beneficiary as a result of an Award’s failure to satisfy the requirements of Code Section 409A, or as a result of an Award’s failure to satisfy any other applicable requirements for favorable tax treatment.